Exhibit 2.1

SECOND AMENDMENT dated as of May 7, 2008 (this “Amendment”), to the MASTER SEPARATION AGREEMENT dated as of May 10, 2005, as amended (as further amended, supplemented or otherwise modified from time to time, the “Master Separation Agreement”), among LAZARD LTD, a Bermuda exempted company (“Lazard Ltd”), LAZARD GROUP LLC (f/k/a Lazard LLC), a Delaware limited liability company (“Lazard Group”), LAZ-MD HOLDINGS LLC, a Delaware limited liability company (“LAZ-MD”), and LFCM HOLDINGS LLC, a Delaware limited liability company.

WHEREAS, each of Lazard Ltd, Lazard Group and LAZ-MD desire to amend the Master Separation Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.  Defined Terms.  Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Master Separation Agreement.

SECTION 2.  Amendments.

(a)           Section 1.1 of the Master Separation Agreement is hereby amended by adding the following definition in appropriate alphabetical order:

“Specified Secondary Offering” means, at any time, a secondary (or primary/secondary) offering of Lazard Ltd Common Stock in which each Exchangeable MD Member is afforded an opportunity to participate; provided that Lazard Ltd may in its discretion exclude any one or more Exchangeable MD Members from such opportunity so long as, of the members so excluded, no member has accelerated exchange rights under a Retention Agreement that, at such time, are equal to (or superior than) the accelerated exchange rights under a Retention Agreement (as such agreement was in effect as of the IPO Date) of any Exchangeable MD Member afforded such opportunity.

(b)           Section 8.2 of the Master Separation Agreement is hereby amended by (i) deleting “and” at the end of clause 8.2(a)(i), (ii) deleting clause 8.2(a)(ii) in its entirety and inserting the following in place thereof:

“Each Exchangeable MD Member who is a party to a Retention Agreement and entitled to accelerated exchange rights thereunder or who shall otherwise be entitled to accelerated exchange rights under any Retention Agreement (including any Exchangeable MD Member who acquired its  Exchangeable Interest from a person entitled to accelerated exchange rights under a Retention Agreement and succeeded to the rights of such person) shall be entitled to effect the MD Exchanges with respect to such Exchangeable MD Member’s Exchangeable Interest (or applicable portion thereof) on the anniversary dates of the IPO Date or such other dates, in each case as set forth in the applicable Retention Agreement (each, an “Accelerated Exchange Date”), in each case in the amounts, on the terms and subject to the conditions set forth in such Retention Agreement.” and

(iii) inserting the following as new clause 8.2(a)(iii):

“Each Exchangeable MD Member shall be entitled to effect the MD Exchanges with respect to such portion of such member’s Exchangeable Interest and on such dates as, in each case, each of Lazard Ltd and LAZ-MD may from time to time approve (in writing and in advance) in their respective absolute discretion; provided that the approval of LAZ-MD shall not be required in connection with MD Exchanges effected as part of a Specified Secondary Offering (each date on which such a MD Exchange is effected, together with the General Exchange Date and Accelerated Exchange Date, an “Applicable Exchange Date”).”

(c)           Section 8.4(b) of the Master Separation Agreement is hereby amending by deleting the second paragraph thereof in its entirety and inserting the following in place thereof:

“LAZ-MD hereby agrees that, notwithstanding anything herein to the contrary, it shall not transfer, sell, convey, assign, gift, hypothecate, pledge or otherwise dispose of all or any portion of the Lazard Group Common Interest it from time to time holds or agree to subject such Lazard Group Common Interest to a lien, pledge, security interest, right of first refusal, option or other similar limitation, except as contemplated or permitted by this Article VIII, as required by law or as contemplated by Section 7.10 of the LAZ-MD Operating Agreement as originally in effect.”

SECTION 3.  Conditions to Effectiveness.  This Amendment shall become effective as of the date (the “Amendment Effective Date”) when Lazard Ltd shall have received counterparts of this Amendment bearing the signature of (i) Lazard Ltd, (ii) Lazard Group and (iii) LAZ-MD; provided that, following such effectiveness, this Amendment shall apply to any action permitted hereunder whether such action occurs prior to, on or following the Amendment Effective Date.

SECTION 4.  APPLICABLE LAW.  THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE.

SECTION 5.  Counterparts.  This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which, when taken together, shall constitute a single agreement.  Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 6.  Severability.  Any provision of this Amendment held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first written above.

LAZARD LTD,

by
/s/ Michael Castellano
Name: Michael Castellano
Title: Chief Financial Officer

LAZARD GROUP LLC,

by
/s/ Michael Castellano
Name: Michael Castellano
Title: Chief Financial Officer

LAZ-MD HOLDINGS LLC,

by
/s/ Larry Grafstein
Name: Larry Grafstein
Title: Director